Exhibit 10.3
INFORMATICA CORPORATION
EXECUTIVE SEVERANCE AGREEMENT
     This Severance Agreement is entered into as of February 22nd (the “Effective Date”) by and between Informatica Corporation (the “Company”) and Brian Gentile (“Executive”).
     1. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Severance Agreement, Executive may be entitled to severance benefits depending upon the circumstances of Executive’s termination of employment. Upon the termination of Executive’s employment with the Company for any reason, Executive will be entitled to payment of all accrued but unpaid vacation, expense reimbursements, and other benefits due to Executive through his termination date under any Company-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that he holds with the Company immediately following the termination of his employment if the Board so requests.
     2. Term of Agreement. This Severance Agreement will have an initial term of two years commencing on the Effective Date. On the second anniversary of the Effective Date, and on each annual anniversary of the Effective Date thereafter, this Severance Agreement automatically will renew for an additional one-year term unless the Company provides Executive with notice of non-renewal at least 90 days prior to the date of automatic renewal.
     3. Severance.
          (a) Termination Without Cause or Resignation for Good Reason in Connection with a Change of Control. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, and the termination is in connection with a Change of Control, then, subject to Section 4, Executive will receive: (i) continued payment of his or her base salary for a period of twelve months (the “Continuance Period” if Executive is entitled to receive payments under this Section 3(a)), (ii) reimbursement for any applicable premiums to continue coverage for Executive and Executive’s eligible dependents under the Company’s Benefit Plans for the Continuance Period, or, if earlier, until Executive is eligible for similar benefits from another employer (provided Executive validly elects to continue coverage under applicable law), and (iii) twelve months accelerated vesting of equity awards (whether such equity awards were granted prior to or on or after the Effective Date).
          (b) All Other Terminations. If Executive’s employment with the Company terminates voluntarily by Executive without Good Reason or is terminated for Cause by the Company, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), (iii) Executive will be paid all accrued but unpaid vacation, expense reimbursements and other benefits due to Executive through his termination date under any

Company-provided or paid plans, policies, and arrangements, and (iv) Executive will be eligible for severance benefits only in accordance with the Company’s then established policies and practices.
          (c) Termination due to Death or Disability. If Executive’s employment terminates by reason of death or Disability, then (i) Executive will be entitled to receive benefits only in accordance with the Company’s then applicable plans, policies, and arrangements, and (ii) Executive’s outstanding equity awards will terminate in accordance with the terms and conditions of the applicable award agreement(s).
          (d) Sole Right to Severance. This Severance Agreement is intended to represent Executive’s sole entitlement to severance payments and benefits in connection with the termination of his employment. To the extent Executive is entitled to receive severance or similar payments and/or benefits under any other Company plan, program, agreement, policy, practice, or the like, severance payments and benefits due to Executive under this Severance Agreement will be so reduced.
     4. Conditions to Receipt of Severance; No Duty to Mitigate.
          (a) Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 3 will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company. No severance will be paid or provided until the separation agreement and release agreement becomes effective.
          (b) Non-Competition. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 3, Executive agrees not to engage in Competition during the Continuance Period. If Executive engages in Competition within such period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 3 will cease immediately.
          (c) Nonsolicitation. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 3, Executive agrees that, during the Continuance Period, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will (i) not solicit, induce, or influence any person to modify his or her employment or consulting relationship with the Company (the “No-Inducement”), and (ii) not solicit business from any of the Company’s substantial customers and users (the “No-Solicit”). If Executive breaches the No-Inducement or the No-Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 3 will cease immediately.
          (d) Nondisparagement. In the event of a termination of Executive’s employment that otherwise would entitle Executive to the receipt of severance pursuant to Section 3, Executive agrees to refrain from any disparagement, criticism, defamation, slander of the Company, its directors, or its employees, or tortious interference with the contracts and relationships of the Company. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process.
          (e) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Severance Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

     5. Definitions.
          (a) Benefit Plans. For purposes of this Severance Agreement, “Benefit Plans” means plans, policies, or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, financial counseling, disability, life insurance, or retirement benefits). A requirement that the Company provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment. Subject to the immediately preceding sentence, the Company may, at its option, satisfy any requirement that the Company provide coverage under any Benefit Plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying Executive a lump-sum payment which is, on an after-tax basis, sufficient to provide Executive and Executive’s eligible dependents with equivalent coverage under a third party plan that is reasonably available to Executive and Executive’s eligible dependents.
          (b) Cause. For purposes of this Severance Agreement, “Cause” means (i) Executive’s act of dishonesty or fraud in connection with the performance of his responsibilities to the Company with the intention that such act result in Executive’s substantial personal enrichment, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s willful failure to perform his duties or responsibilities, or (iv) Executive’s violation or breach of Executive’s Employee Proprietary Information and Inventions Agreement; provided that if any of the foregoing events is capable of being cured, the Company will provide notice to Executive describing the nature of such event and Executive will thereafter have 30 days to cure such event.
          (c) Change of Control. For purposes of this Severance Agreement, “Change of Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) the individuals who, at the beginning of any period of two consecutive years, constitute the Board (the “Incumbent Directors”) cease for any reason during such period to constitute at least a majority of the Board, unless the election or the nomination for election by the Company’s stockholders of a director first elected during such period was approved by the vote of at least a majority of the Incumbent Directors, whereupon such director also shall be classified as an Incumbent Director, or (v) a dissolution or liquidation of the Company.
          (d) Competition. For purposes of this Severance Agreement, Executive will be deemed to have engaged in “Competition” if Executive, without the consent of the Board, directly or indirectly provides services to (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director, or otherwise), or has or obtains any ownership interest in or participates in the financing, operation, management, or control of, any person, firm, corporation, or business that competes with the Company. Executive having solely an ownership interest of less than 1% of any corporation shall not be Competition.
          (e) Disability. For purposes of this Severance Agreement, Disability shall have the same defined meaning as in the Company’s long-term disability plan.
          (f) Good Reason. For purposes of this Severance Agreement, with respect to a termination that occurs on or following the date three months preceding a Change of Control, “Good Reason” means the occurrence of any of the following without Executive’s express written consent: (i) a material reduction in Executive’s position or duties other than a reduction where Executive assumes similarly functional duties on a divisional basis following a Change of Control due to the Company becoming part of a larger entity, (ii) a reduction in Executive’s Base Salary other than a one-time reduction of not more than 10% that also is applied to substantially all of the Company’s other executive officers, (iii) a material reduction in the aggregate level of benefits made available to Executive other than a reduction that also is applied to substantially all of the Company’s other executive officers, or (iv) relocation of Executive’s primary place of business for the performance of his duties to the Company to a location that is more than 35 miles from its prior location.
          (g) In Connection with a Change of Control. For purposes of this Severance Agreement, a termination of Executive’s employment with the Company is “in Connection with a Change of Control” if Executive’s employment is terminated during the period beginning three months prior to a Change of Control and ending twelve months following a Change of Control (the “Change of Control Period”). Notwithstanding the foregoing, a resignation by Executive for Good Reason shall be in Connection with a Change of Control only if the event that constitutes Good Reason occurs during the Change of Control Period.
     6. Assignment. This Severance Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Severance Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Severance Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
     7. Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one day after being sent by a well established commercial overnight service, or (c) four days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:

Attn: Chief Executive Officer
Informatica Corporation
100 Cardinal Way
Redwood City, CA 94063
If to Executive:

at the last residential address known by the Company.
     8. Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Severance Agreement will continue in full force and effect without said provision.
     9. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Severance Agreement, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in San Mateo County before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the California Code of Civil Procedure. The Parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Severance Agreement and the Confidentiality Agreement.
     10. Integration. This Severance Agreement, together with the Employee Proprietary Information and Inventions Agreement between Executive and the Company (the “Confidential Information Agreement”) and Executive’s Company stock option agreements, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Severance Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the parties hereto.
     11. Waiver of Breach. The waiver of a breach of any term or provision of this Severance Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Severance Agreement.
     12. Survival. The Confidential Information Agreement and Sections 4 and 9 will survive the termination of this Severance Agreement.

     13. Headings. All captions and Section headings used in this Severance Agreement are for convenient reference only and do not form a part of this Severance Agreement.
     14. Tax Withholding. All payments made pursuant to this Severance Agreement will be subject to withholding of applicable taxes.
     15. Governing Law. This Severance Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     16. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Severance Agreement, and is knowingly and voluntarily entering into this Severance Agreement.
     17. Counterparts. This Severance Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
o O o

     IN WITNESS WHEREOF, each of the parties has executed this Severance Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY:

INFORMATICA CORPORATION

By:	/s/ Sohaib Abbasi	Date:	Feb. 22, 2006

Sohaib Abbasi
President & CEO

EXECUTIVE: Brian Gentile

/s/ Brian Gentile		Date:	Feb. 24, 2006

SIGNATURE PAGE TO EXECUTIVE SEVERANCE AGREEMENT